Exhibit 10.5

March 10, 2011

Dr. Pablo Lapuerta
5 Seminole Road
Skillman, New Jersey 08558
Dear Pablo:
We believe you have the personal and professional attributes required to make a significant contribution to the future of medicine as a member of our senior management team. Therefore, I am pleased to offer you the position of senior vice president, clinical development and chief medical officer to support Lexicon in fulfilling its mission: to discover and develop breakthrough treatments for human disease.
In this position, you will be responsible for directing the overall clinical strategy of the Company. You will be an executive officer reporting to the president and chief executive officer, and will serve as a member of Lexicon's executive management committee. Specifically, you will develop, lead and drive the clinical development and regulatory strategy of Lexicon's mid to late stage clinical pipeline. As a member of our executive management committee, you will also be expected to actively participate in strategic planning, partnering discussions, investor presentations and interactions with the board of directors.
The terms under which we are offering you this position are outlined below:
Base Salary
You will receive a monthly salary of $28,750 ($345,000.00 per year), paid in accordance with our standard payroll policies. We currently pay employees on the 15th and last day of each month.
Bonus Arrangements
You will be eligible for an annual bonus with a bonus target (i.e. the amount payable if all objectives are fully achieved) of 30% of your annual base salary. The actual amount of your bonus will be determined by the compensation committee of the board of directors in consultation with the president and chief executive officer, based upon achievement of individual and corporate objectives established at the beginning of each year. As is the case with all Lexicon officers, decisions regarding the payment of bonuses are subject to the discretion of the compensation committee of the board of directors.
For 2011, your bonus will be prorated based on your start date with the Company. Bonuses for 2011 are expected to be determined and paid in the first quarter of 2012.
Stock Options
You will receive an option under our equity incentive plan giving you the right to purchase 200,000 shares of common stock at an exercise price equal to the fair market value of the common stock, as defined in our stock plan, on the date your employment with the company commences. The option will vest and become exercisable according to the following schedule: (1) twenty-five percent (25%) of the total after twelve months of continuous employment and (2) one forty-eight (1/48th) of the total after each subsequent month of employment thereafter. The options will have a ten-year term and will be subject to the terms and conditions of the plan and our standard form of stock option agreement for company officers (which includes acceleration of vesting in the event of a change in control, as defined in that agreement), which you will receive after the option is granted.
Benefits
You will be eligible to participate in the employee benefits plans we make available to our employees generally, which currently include health, dental, vision, life and disability insurance, as well as a 401(k) retirement plan. We currently make matching contributions under our 401(k) plan in an amount equal to 50% of an employee's contributions up to five percent of salary. We will provide you with life insurance coverage under our group term policy that provides for a death benefit of two times your annual salary.
Paid Time Off
You will be entitled to four weeks paid time off per year under our employee paid time off policy. As we have discussed, to the extent not already earned under our policy, you will be entitled to an advance of two weeks of paid time off (of the total four weeks) to accommodate your previously planned vacations.
Severance
In the event your employment is terminated without “cause” by the company, you will be entitled to receive, and the company shall be obligated to pay, salary continuation payments (pursuant to the company's normal payroll procedures) in an amount equal to your then current base salary for a period of six months following such termination. In the event your employment is terminated without “cause” by the company in connection with a “change in control,” the period during which you will be entitled to receive such salary continuation payments will be extended by six months, for a total period of 12 months following such termination. For purposes of the foregoing,

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termination for “cause” shall mean termination of employment directly resulting from (1) intentional misconduct causing a material violation by the company of any state or federal laws, (2) a theft of corporate funds or corporate assets or in a material act of fraud upon the company, (3) an act of personal dishonesty that was intended to result in personal enrichment at the expense of the company or (4) conviction of a felony; and

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a “change in control” of the company shall be deemed to have occurred if any of the following shall have taken place: (1) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, or any successor provisions thereto), directly or indirectly, of securities of the company representing 50% or more of the combined voting power of the company's then-outstanding voting securities; (2) the approval by the stockholders of the company of a reorganization, merger, or consolidation, in each case with respect to which persons who were stockholders of the company immediately prior to such reorganization, merger, or consolidation do not, immediately thereafter, own or control more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding securities in substantially the same proportion as their ownership of the company's outstanding voting securities prior to such reorganization, merger or consolidation; or (3) a liquidation or dissolution of the company or the sale of all or substantially all of the company's assets.

Subject to the payment obligations of the company, if any, under the preceding paragraph of this letter, this letter does not create any term of employment, and both you and the company will be free to terminate your employment at any time for any reason.
Start Date
We expect that you will begin work on or about March 23, 2011. This offer is contingent on successful completion of our reference checks and verification of your academic and medical credentials.
Employment Location
Your primary place of employment will be our Princeton, New Jersey office. You will be expected to dedicate a meaningful portion of your time working at our Woodlands site.
Proprietary Information Agreement
We consider the protection of our confidential information and proprietary rights to be very important. As a result, our offer of employment is conditioned upon your signing our standard form of employee proprietary information agreement.
If you have any questions regarding this offer, please contact Mary McKinney, director of human resources.
We believe that this offer represents an excellent opportunity for you, and that you have the experience, intellect, drive and abilities to add significantly to our efforts. Pablo, I believe you will enjoy working with us and that you will thrive at Lexicon. If you find this offer to be acceptable, please indicate your acceptance by signing and returning one of the two copies of this letter on, or before, Wednesday, March 16, 2011.

Sincerely,
/s/ Arthur T. Sands, M.D., Ph.D.
Arthur T. Sands, M.D., Ph.D. President and Chief Executive Officer

Accepted and agreed:

/s/ Pablo Lapuerta, M.D.
Pablo Lapuerta, M.D.

Date:	March 11, 2011